Ellis R. Barber named as a Director of Frederick County Bank

FREDERICK, Md., July 27, 2012 /PRNewswire/ -- Raymond Raedy, Chairman of the Board for Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (the "Bank"), announced today that Ellis R. Barber has been appointed to the Board of Directors for the Company and the Bank.

"We are very pleased and honored to have this successful business professional join us on the Company's and Bank's Board of Directors. Mr. Barber has a track record of sustained achievement in the business world as well as in the Frederick community and will bring a valuable new perspective to the leadership of Frederick County Bank," said Mr. Raedy.

Ellis Barber has lived in Frederick County since 1978. Graduating from Damascus High School in 1973, Ellis then entered a four year MECA (Metropolitan Electrical Contractors Association) apprenticeship program. Between 1971 and 1982 he worked for a number of construction-related companies where he gained broad experience in contracting. Ellis subsequently started Cindell Construction in 1983. Cindell is a commercial contractor specializing in metal framing, heavy gauge framing, drywall, acoustical ceilings and carpentry work. In 1998 he created another business, CCS, Inc. specializing in commercial maintenance.

Ellis is currently active in a number of professional associations. He is a member of both ABC (Associated Builders and Contractors) and AWCI (Association of Wall and Ceiling Industry). An active community volunteer, Ellis serves on the advisory board of Frederick Memorial Hospital. Ellis resides in Middletown with his wife Cindy and they enjoy spending time with their two children and their families.

Frederick County Bank celebrated its ten year anniversary on October 18, 2011 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of December 31, 2011 and the top Five Star Rating from Bauer Financial, Inc. as of March 31, 2012.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507